August 4, 2005

FOR IMMEDIATE RELEASE

Telephone: (609) 561-9000

Investor Relations Contact: Steve Clark x4260

Media Contact: Joanne Brigandi x4240

SJI Nearly Doubles Earnings for Second Quarter

Six Month Earnings Per Share Up 17%

Folsom, NJ – South Jersey Industries (NYSE:SJI) today reported earnings from continuing operations of $7.6 million, or $0.27 per share for the second quarter of 2005 compared with $3.9 million, or $0.14 per share, for the same period last year. For the six months ended June 30, 2005 earnings from continuing operations totaled $34.4 million, or $1.22 per share, compared with $28.4 million, or $1.04 per share, for the same period last year. We restated earnings per share results for 2004 to reflect the impact of SJI’s two-for-one stock split completed on June 30, 2005.

“We are very pleased to again deliver record net income and earnings per share to our shareholders,” stated SJI CEO Edward J. Graham. “This exceptional earnings performance is a direct reflection of the efforts and dedication that our employees have applied to executing SJI’s strategic plan. I expect that the many opportunities that lie ahead for our utility and non-utility businesses will continue to support SJI’s growth well into the future.”

Second Quarter 2005 Business and Financial Highlights:

Non-Utility Operations - Earnings Up 36%

SJI’s non-utility businesses continued to deliver strong profit growth in 2005. Non-utility activities contributed $4.2 million of net income for the quarter, compared with $3.1 million for the second quarter of 2004. Key contributing factors were:

oAppliance Service – Net Income Contribution Jumps

Our appliance service and HVAC installation business contributed $650,000 to SJI’s bottom line for the quarter, compared with just $4,000 for the same period last year. Results for the second quarter of 2004 only reflected the start-up of the HVAC business. A contribution of $270,000 to net income from the appliance

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SJI Second Quarter 2005 Earnings Report- Add 1

service business was included in utility results for the second quarter of 2004.The performance improvement for the business line was due to higher levels of appliance service contracts, price increases implemented in the fall of 2004, an expanding installation business, and productivity initiatives.

oOn-site Energy Project Development Business – Moving Forward

For the quarter, Marina contributed $750,000 to SJI’s net income, up from $700,000 over the same period last year. Performance at our landfill gas energy project in Atlantic County, NJ, coupled with profits from the energy project that we are constructing for Seneca Gaming in Niagara, NY, supported the earnings improvement, despite reduced chilled water demand at our Atlantic City, NJ, thermal plant resulting from cooler than normal spring temperatures. Conversely, we anticipate strong results in July from our thermal plant due to high levels of heat and humidity experienced during the month.

oCommodity Marketing – Earnings Increase 21%

SJI’s retail and wholesale commodity marketing business contributed $2.7 million to net income for the quarter, up from $2.2 million for the same period in 2004. SJI’s retail gas marketing operations contributed an additional $600,000 of net income for the quarter, as natural gas portfolio management efforts benefited from the impact of volatility in natural gas prices.

Utility Operations – Income Contribution Increases Significantly

For the quarter, South Jersey Gas contributed $3.4 million to SJI’s bottom line, up from $820,000 for the second quarter of 2004. The performance improvement was driven primarily by customer growth and the impact of the July 2004 rate case decision. Highlights include:

oSJG Customer Growth Rate Tops 3%

SJG’s 3.1% customer growth rate maintains our position as one of the fastest growing natural gas utilities in the country. SJG added nearly 9,500 customers since June 2004, bringing total customers to 316,426 as of June 30, 2005. The additional customers contributed $310,000 to net income for the second quarter, even with minimal heating needs.

oUtility Margins Continue to Benefit from Rate Case.

Rates restructured in the July 2004 base rate case settlement with the New Jersey BPU added $2.5 million to income for the second quarter of 2005.  While base rates increased as a result of the settlement, overall customer rates actually declined as certain cost recovery clauses were revised or eliminated to reflect conditions at the time of settlement. The elimination or reduction of those clauses did not impact our net income.

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SJI Second Quarter 2005 Earnings Report- Add 2

oContinued Focus on Expense Control

Reduced pension and benefit costs contributed $340,000 to SJG’s net income for the quarter. New labor contracts that were executed last year provided for caps on company paid post-retirement healthcare premiums and were the main driver for the improvement. Company contributions to the pension plan and an early retirement program enacted at the end of 2004 also contributed to the improvement. These actions offset the impact of a lower discount rate applied to the pension and post-retirement healthcare plans as a result of a decline in long-term interest rates. We’ve also made progress with programs to control bad debt expense, which was down $300,000 for the quarter compared to last year.

Balance Sheet Position

SJI’s balance sheet remained strong, as measured by the ratio of total equity to total capitalization (inclusive of short-term debt) of 49.5 % at June 30, 2005. This ratio was unchanged from the same point in 2004 despite an increased need to finance inventory and receivables during 2005 due to higher commodity prices. We also have taken action to protect against the potential for rising interest rates by locking in all of our long-term debt at fixed rates. A strong balance sheet will enable SJI to take advantage of future growth opportunities while remaining the safe, strong, dependable investment that our shareholders expect. Consequently, our target is to maintain SJI’s balance sheet at approximately 50% equity and 50% debt.

Webcast and Conference Call Details

South Jersey Industries President and CEO, Edward Graham, will host an open conference call and webcast to discuss the company’s second quarter 2005 earnings on Thursday, August 4, 2005 at 2:00 p.m. EDT. To participate in the conference call, dial

1-800-435-1261 approximately 10 minutes ahead of the scheduled time and provide the passcode of 34802602.

To listen to a live webcast, simply visit the South Jersey Industries website at http://www.sjindustries.com, click Investors and then click the webcast icon. A recorded version of the webcast will be available at SJI’s website following the call. A rebroadcast of the conference call will also be available by calling 1-888-286-8010 and entering the code: 74665211. SJI encourages shareholders, media and members of the financial community to attend the conference call and/or listen to the webcast.

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SJI Second Quarter 2005 Earnings Report-Add 3

Forward-Looking Statements

This news release contains forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described in SJI’s most recent reports on SEC Form 10-K and 10Q. SJI assumes no duty to update these statements should actual events differ from expectations.

South Jersey Industries (NYSE:SJI) is an energy services holding company for South Jersey Gas, South Jersey Energy, South Jersey Resources Group, South Jersey Energy Service Plus and Marina Energy. Visit http://www.sjindustries.com for more information about SJI and its subsidiaries.

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SOURCE:DAVID A. KINDLICK	609-561-9000
STEPHEN H. CLARK
COMPANY NAME: SOUTH JERSEY INDUSTRIES, INC.
MARKET: N
STOCK SYMBOL: SJI

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED
	Three Months Ended
	June 30,
	2005	2004
Operating Revenues:
Utility	$84,759	$72,018
Nonutility	69,280	64,535

Total Operating Revenues	154,039	136,553

Operating Expenses:
Cost of Sales - Utility	53,787	43,115
Cost of Sales - Nonutility	57,114	55,942
Operation and Maintenance	23,613	24,331
Energy and Other Taxes	2,117	2,088

Operating Income	17,408	11,077

Other Income and Expense:
Equity in Affiliated Companies	215	267
Other	(55)	137

Total Other Income and Expense	160	404

Interest Charges *	4,922	4,971

Income Taxes	5,091	2,590

Income from Continuing Operations	7,555	3,920

Discontinued Operations - Net	(182)	(142)

Net Income Applicable to Common Stock	$7,373	$3,778

Basic Earnings Per Common Share (Based on
Average Basic Common Shares Outstanding):
Continuing Operations	$0.27	$0.14
Discontinued Operations - Net	(0.01)	0.00

Basic Earnings Per Common Share	$0.26	$0.14

Average Common Shares Outstanding - Basic	27,953	27,460

Diluted Earnings Per Common Share (Based on
Average Diluted Common Shares Outstanding):
Continuing Operations	$0.27	$0.14
Discontinued Operations - Net	(0.01)	0.00

Diluted Earnings Per Common Share	$0.26	$0.14

Average Common Shares Outstanding - Diluted	28,180	27,696

	Six Months Ended
	June 30,
	2005	2004
Operating Revenues:
Utility	$296,926	$269,434
Nonutility	185,683	174,731

Total Operating Revenues	482,609	444,165

Operating Expenses:
Cost of Sales - Utility	195,762	175,364
Cost of Sales - Nonutility	160,255	156,931
Operation and Maintenance	51,176	48,380
Energy and Other Taxes	7,275	6,960

Operating Income	68,141	56,530

Other Income and Expense:
Equity in Affiliated Companies	409	423
Other	329	858

Total Other Income and Expense	738	1,281

Interest Charges *	10,227	9,932

Income Taxes	24,205	19,500

Income from Continuing Operations	34,447	28,379

Discontinued Operations - Net	(326)	(282)

Net Income Applicable to Common Stock	$34,121	$28,097

Basic Earnings Per Common Share (Based on
Average Basic Common Shares Outstanding):
Continuing Operations	$1.23	$1.05
Discontinued Operations - Net	(0.01)	(0.01)

Basic Earnings Per Common Share	$1.22	$1.04

Average Common Shares Outstanding - Basic	27,876	27,122

Diluted Earnings Per Common Share (Based on
Average Diluted Common Shares Outstanding):
Continuing Operations	$1.22	$1.04
Discontinued Operations - Net	(0.01)	(0.01)

Diluted Earnings Per Common Share	$1.21	$1.03

Average Common Shares Outstanding - Diluted	28,102	27,310

	Twelve Months Ended
	June 30,
	2005	2004
Operating Revenues:
Utility	$522,440	$477,306
Nonutility	335,081	282,135

Total Operating Revenues	857,521	759,441

Operating Expenses:
Cost of Sales - Utility	347,379	312,359
Cost of Sales - Nonutility	291,039	251,025
Operation and Maintenance	104,439	101,432
Energy and Other Taxes	12,314	11,668

Operating Income	102,350	82,957

Other Income and Expense:
Equity in Affiliated Companies	888	830
Other	455	1,045

Total Other Income and Expense	1,343	1,875

Interest Charges *	20,867	21,269

Income Taxes	33,785	25,423

Income from Continuing Operations	49,041	38,140

Discontinued Operations - Net	(724)	(754)

Net Income Applicable to Common Stock	$48,317	$37,386

Basic Earnings Per Common Share (Based on
Average Basic Common Shares Outstanding):
Continuing Operations	$1.77	$1.45
Discontinued Operations - Net	(0.03)	(0.03)

Basic Earnings Per Common Share	$1.74	$1.42

Average Common Shares Outstanding - Basic	27,759	26,363

Diluted Earnings Per Common Share (Based on
Average Diluted Common Shares Outstanding):
Continuing Operations	$1.75	$1.44
Discontinued Operations - Net	(0.02)	(0.03)

Diluted Earnings Per Common Share	$1.73	$1.41

Average Common Shares Outstanding - Diluted	27,992	26,564

* Net of rate recovery of carrying costs on certain
unrecovered fuel and environmental remediation expenses.